EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated July 28, 2009 with respect to our audit of the balance sheet of Armour Residential REIT, Inc. (the "Company"), as of March 31, 2009 in the Registration Statement on Form S-4 and the related Prospectus to be filed with the Securities and Exchange Commission on or about July 29, 2009.

/s/ Eisner LLP

New York, New York

July 28, 2009